Exhibit 5.1

Darren K. DeStefano
+1 703 456 8034 ddestefano@cooley.com

July 29, 2019

Cara Therapeutics, Inc.

4 Stamford Plaza

107 Elm Street

Stamford, CT 06902

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Cara Therapeutics, Inc., a Delaware corporation (the “Company”), of 6,325,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), including 825,000 shares sold pursuant to the exercise of an option to purchase additional shares, pursuant to the Registration Statement on Form S-3 (File No. 333-230333), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 15, 2019, which was declared effective by the Commission on April 4, 2019 (the “Registration Statement”), and the related prospectus, dated April 4, 2019 (the “Base Prospectus”), and the final prospectus supplement, dated July 24, 2019 (together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents other than by the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656   T: (703) 456-8000   F: (703) 456-8100   WWW.COOLEY.COM

Cara Therapeutics, Inc. July 29, 2019 Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

COOLEY LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656   T: (703) 456-8000   F: (703) 456-8100   WWW.COOLEY.COM